Exhibit 11.1

EXAR CORPORATION AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(In thousands, expect per share amounts)
                                             THREE MONTHS   THREE MONTHS
                                                ENDED           ENDED
                                             SEPTEMBER 30,  SEPTEMBER 30,
                                               1997   1996  1997    1996

NET INCOME                                     $1,940  $930 $3,422 $2,997

SHARES USED IN COMPUTATION:

  Weighted average common shares outstanding    9,304 9,030  9,251  9,014

  Dilutive effect of stock options                508    38    384     72

  Shares used in computation                    9,812 9,068  9,635  9,086


NET INCOME PER SHARE                            $0.20 $0.10  $0.36  $0.33